NEWSRELEASE

FOR IMMEDIATE RELEASE
October 6, 2005

Contacts:
Analysts Jay Gould Susan Stuart	(614) 480-4060 (614) 480-3878	Media Ron Newman	(614) 480-3077

Huntington Bancshares Incorporated

•	Announces Lifting of Formal Written Agreement with the Comptroller of the Currency

•	Huntington Plans to Resubmit Unizan Financial Merger Application

•	Formal Written Agreement with the Federal Reserve Remains in Effect

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) announced today that the Office of the Comptroller of the Currency (OCC) has lifted its formal written agreement with The Huntington National Bank dated February 28, 2005.

Although the Federal Reserve written agreement remains in effect, after consultation with the Federal Reserve, Huntington is planning this month to proceed with the filing of the application to acquire Unizan Financial Corp. (NASDAQ: UNIZ), headquartered in Canton, Ohio. As announced November 12, 2004, Huntington and Unizan entered into an amendment to their January 26, 2004 merger agreement extending the term of the agreement for one year from January 27, 2005 to January 27, 2006.

Huntington has been verbally advised that it is in full compliance with the financial holding company and financial subsidiary requirements under the Gramm-Leach-Bliley Act (GLB Act). This notification reflects that Huntington and its subsidiary bank, The Huntington National Bank, meet both the well-capitalized and well-managed criteria under the GLB Act.

“We are very pleased with the termination of the OCC written agreement,” said Thomas E. Hoaglin, chairman, president, and chief executive officer of Huntington. “As previously indicated, we have been working extensively with our banking regulators for many months. We are pleased with the progress we have made in addressing their concerns and are confident that we can complete the remaining work in a timely manner. We look forward to the filing of the Unizan application.”

Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2003, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

About Huntington

Huntington Bancshares Incorporated is a $33 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 139 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of approximately 800 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania, and Arizona; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland, Florida and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.

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